Exhibit (a)(1)(E)

GREENIDGE GENERATION HOLDINGS, INC.

Pursuant to the Offer to Purchase for Cash and Offer to Exchange
Relating to up to $58,274,700 Aggregate Principal Amount
of its Outstanding 8.50% Senior Notes due 2026

(CUSIP No. 39531G209)

THE TENDER/EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JULY 17, 2025, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TO BE ELIGIBLE TO RECEIVE THE EARLY TENDER PREMIUM (AS DEFINED HEREIN), YOU MUST TENDER (AND NOT VALIDLY WITHDRAW) YOUR OLD NOTES (AS DEFINED HEREIN) AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 2025, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EARLY TENDER DATE”) OR EARLIER TERMINATED BY US, IN EACH CASE, IN OUR SOLE DISCRETION. TENDERED OLD NOTES MAY BE WITHDRAWN AT ANY TIME AT OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 2025, UNLESS EXTENDED BY US IN OUR SOLE DISCRETION (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “WITHDRAWAL DATE”), BUT NOT THEREAFTER, EXCEPT IN LIMITED CIRCUMSTANCES DESCRIBED HEREIN. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE WITHDRAWAL DATE WILL REMAIN OUTSTANDING.

June 17, 2025

To Our Clients:

Enclosed for your consideration is an Offer to Purchase/Exchange, dated as of June 17, 2025 (as amended or supplemented from time to time, the “Offer to Purchase/Exchange”), and the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (as amended or supplemented from time to time and which, together with the Offer to Purchase/Exchange and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Tender/Exchange Offer Documents”) of Greendige Generation Holdings, Inc., a Delaware corporation (the “Company”). The Company is offering to exchange and to purchase, in separate concurrent offers as set forth below, at the election of each holder, and subject the Cash Payment Limit described below, its outstanding 8.50% Senior Notes due 2026 (the “Old Notes”) held by holders for:

(i)                 a new series of 10.00% Senior Notes due 2030 (the “New Notes”), in an amount equal to $11.00 principal amount of New Notes for each $25.00 principal amount of Old Notes exchanged (the “Exchange Option”); or

(ii)               cash, in an amount equal to $8.50 for each $25.00 principal amount of Old Notes tendered, provided that if the holder elects to tender on or before the Early Tender Date, then cash in the amount equal to $9.00 (the “Early Tender Premium”) for each of the $25.00 principal amount of Old Notes tendered (the “Tender Option”). If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $3.0 million (the “Cash Payment Limit”), the Company will accept the Old Notes tendered for purchase on a pro rata basis.

The Exchange Option and the Tender Option are referred to collectively as the “Tender/Exchange Offer.”

As of June 16, 2025, the closing price of the Old Notes was $7.98 per Old Note on the Nasdaq Global Select Market. The Exchange Option represents a premium of 38% to the closing trading price as of June 16, 2025, a 43% premium to the Old Notes’ 30-day volume weighted average price (“VWAP”) and a 50% premium to the 60-day VWAP as of June 16, 2025. The Early Tender Date option represents a premium of 13% to the closing trading price as of June 16, 2025, a 17% premium to the Old Notes’ 30-day VWAP and a 23% premium to the 60-day VWAP as of June 16, 2025. The Tender Option represents a premium of 7% to the closing trading price as of June 16, 2025, an 11% premium to the Old Notes’ 30-day VWAP and a 16% premium to the 60-day VWAP as of June 16, 2025. We intend to list the New Notes on the Nasdaq Global Select Market under the symbol “GREEN.” The Old Notes are listed on the Nasdaq Global Select Market under the symbol “GREEL.”

The maximum aggregate principal amount of Old Notes that may be exchanged and purchased pursuant to the terms of the Tender/Exchange Offer is $58,274,700. The Tender/Exchange Offer is subject to the terms and subject to the conditions set forth in the Tender/Exchange Offer Documents.

Only Holders validly tendering their Old Notes pursuant to the Tender Option at or prior to the Early Tender Date and whose Old Notes are accepted for purchase will be eligible to receive the Early Tender Premium which is equal to $9.00. Holders validly tendering their Old Notes pursuant to the Tender Option after the Early Tender Date and at or prior to the Expiration Date and whose Old Notes are accepted for purchase will only be eligible to receive the $8.50 for each such Old Note. In the event the Cash Payment Limit is reached as of the Early Tender Date, the Company reserves the right, at its option, not to accept any additional Old Notes tendered after the Early Tender Date pursuant to the Tender Option.

Promptly following the Early Tender Date, whether or not the Tender/Exchange Offer is fully subscribed, the Company may, at its option, accept for purchase Old Notes validly tendered pursuant to the Tender Option, subject to certain adjustments and other terms and conditions of the Tender/Exchange Offer. In the event that the Company exercises such option and the Cash Payment Limit is reached as of the Early Tender Date, proration shall be determined in accordance with the terms of the Offer to Purchase/Exchange as of the Early Tender Date. Payment for such accepted Old Notes, if any, will be made promptly following the Early Tender Date (the date of such payment, the “Early Settlement Date”) at the Early Tender Premium, less any applicable withholding taxes.

Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Tender Option and not withdrawn will be paid in cash. Accrued and unpaid interest up to, but not including, the settlement date, on Old Notes validly tendered pursuant to the Exchange Option and not withdrawn will be added to the principal amount of the New Notes. Only Notes validly tendered and not properly withdrawn from the Tender/Exchange Offer will be purchased or exchanged in the Tender/Exchange Offer. Old Notes not properly tendered in the Tender/Exchange Offer will be returned to the tendering holders, at our expense, promptly after the expiration of the Tender/Exchange Offer.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Purchase/Exchange. The description of the Tender/Exchange Offer in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Tender/Exchange Offer set forth in the Offer to Purchase/Exchange and the Letter of Transmittal.

The Company reserves the right, in its sole discretion, to terminate the Tender/Exchange Offer upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Purchase/Exchange, or to amend the Tender/Exchange Offer in any respect, subject to applicable law. See Section 10, “Conditions of the Purchase/Exchange Offer” of the Offer to Purchase/Exchange.

We are the owner of record of Old Notes held for your account. As such, we are the only ones who can tender your Old Notes, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER OLD NOTES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Old Notes we hold for your account and the applicable consideration you would like to receive, on the terms and subject to the conditions of the Tender/Exchange Offer. Please note the following:

1.                   You should read carefully the Offer to Purchase/Exchange, the Letter of Transmittal and other offering documents provided before instructing us to tender your Old Notes.

2.                   If you desire to tender any Old Notes pursuant to the Tender/Exchange Offer, we must receive your instructions in ample time to permit us to effect a tender of Old Notes on your behalf on or prior to the Early Tender Date or Expiration Date, as applicable.

3.                   The Company’s obligation to deliver the Tender Option consideration or the Exchange Option consideration for Old Notes, as applicable, tendered pursuant to the Tender/Exchange Offer is subject to satisfaction of certain conditions set forth in Section 10, “Conditions of the Tender/Exchange Offer” in the Offer to Purchase/Exchange.

4.                   If you wish to tender any or all of your Old Notes pursuant to the Tender/Exchange Offer, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form and indicating the form of consideration you wish to receive. The accompanying Letter of Transmittal is for your information only; you may not use it to tender Old Notes we hold for your account.

The Tender/Exchange Offer is being made solely under the Offer to Purchase/Exchange and the related Letter of Transmittal and is being made to all holders of record of the Company’s Old Notes. The Tender/Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Old Notes residing in any jurisdiction in which the making of the Tender/Exchange Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Tender/Exchange Offer by Greenidge Generation Holdings, Inc. with respect to the Old Notes.

This will instruct you to tender the principal amount of the Old Notes indicated below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Offer to Purchase/Exchange and the related Letter of Transmittal. BY COMPLETING THE BOXES BELOW AND SIGNING AND DELIVERING THIS LETTER, YOU WILL HAVE INSTRUCTED US TO TENDER THE OLD NOTES FOR EITHER THE TENDER OPTION CONSIDERATION OR EXCHANGE OPTION CONSIDERATION AS SET FORTH IN SUCH BOXES.

Principal Amount Tendered pursuant to the Tender Option*	Principal Amount Tendered pursuant to the Exchange Option	Principal Amount of Notes Tendered**

* If the cash required to purchase all of the Old Notes tendered under the Tender Option exceeds $3.0 million, the Company will accept the Old Notes tendered for purchase on a pro rata basis. Unless withdrawn as described in the Offer to Exchange/Purchase, any Old Notes tendered under the Tender Option that are not accepted for purchase will remain outstanding and be returned to the holder. Only Holders validly tendering their Old Notes pursuant to the Tender Option at or prior to the Early Tender Date and whose Old Notes are accepted for purchase will be eligible to receive the Early Tender Premium which is equal to $9.00.

**Unless otherwise indicated, it will be assumed that the entire aggregate principal amount represented by the Old Notes specified above is being tendered.

The method of delivery of this document is at the election and risk of the tendering holder of Old Notes. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors has approved the Tender/Exchange Offer. However, neither the Company, nor any member of its Board of Directors, the Information Agent or the Exchange Agent makes any recommendation to holders as to whether they should tender or refrain from tendering their Old Notes in the Tender/Exchange Offer. Neither the Company, nor any member of its Board of Directors, the Information Agent or the Exchange Agent has authorized any person to make any recommendation with respect to the Tender/Exchange Offer. Holders should carefully evaluate all information in the Offer to Purchase/Exchange, consult their own investment and tax advisors and make their own decisions about whether to tender Old Notes.

PLEASE COMPLETE AND SIGN HERE

Signature(s):

Name(s) (Please Print):

Street Address:

City, State, Zip Code:

Area Code and Telephone No:

My Account Number With You:

Date:

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